Exhibit 99.1

Orexigen® Therapeutics Announces Proposed Public Offering of Common Stock

SAN DIEGO, October 24, 2012 — Orexigen Therapeutics, Inc. (Nasdaq: OREX) today announced that it intends to offer shares of its common stock in an underwritten public offering. In connection with this offering, Orexigen expects to grant to the underwriters a 30-day option to purchase additional shares of common stock. All of the shares are being offered by Orexigen. Credit Suisse Securities (USA) LLC, BofA Merrill Lynch and Leerink Swann LLC are acting as joint book-running managers for the offering. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The securities described above are being offered by Orexigen pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. When available, copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010 or by calling toll-free (800) 221-1037 or emailing a request to newyork.prospectus@credit-suisse.com, from BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, New York, NY 10038 or by emailing a request to dg.prospectus_requests@baml.com or from Leerink Swann LLC , Attention: Syndicate Department, One Federal Street, 37th Fl., Boston, MA 02110 or by calling Leerink Swann LLC, toll free, at 1-800-808-7525, Ext. 4814.

About Orexigen® Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. The Company’s lead product candidate is Contrave®, which has completed Phase III clinical trials and for which a New Drug Application has been submitted and reviewed by the FDA. The Company has also reached agreement with the FDA on a Special Protocol Assessment (SPA) for the Light Study, the Contrave cardiovascular outcomes trial. The Company’s other product candidate, Empatic™, has completed Phase II clinical trials. Further information about the Company can be found at www.orexigen.com.

SOURCE Orexigen Therapeutics, Inc.

Orexigen Contact:	Media Contacts:
McDavid Stilwell	Denise Powell
VP, Corporate Communications and Business Development	WCG
(858) 875-8629	(510) 703-9491